Exhibit 24
Power of Attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc Grandisson and François Morin as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Arch Capital Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2023 and any and all amendments and supplements thereto, and to file the same with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Marc Grandisson	Chief Executive Officer (Principal Executive Officer)	February 23, 2024
Marc Grandisson
/s/ François Morin	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Treasurer	February 23, 2024
François Morin
/s/ John M. Pasquesi	Chairman of the Board	February 23, 2024
John M. Pasquesi
/s/ John L. Bunce, Jr.	Director	February 23, 2024
John L. Bunce, Jr.
/s/ Eric W. Doppstadt	Director	February 23, 2024
Eric W. Doppstadt
/s/Francis Ebong	Director	February 23, 2024
Francis Ebong
/s/ Laurie S. Goodman	Director	February 23, 2024
Laurie S. Goodman
/s/ Moira Kilcoyne	Director	February 23, 2024
Moira Kilcoyne
/s/ Eileen Mallesch	Director	February 23, 2024
Eileen Mallesch
/s/ Louis J. Paglia	Director	February 23, 2024
Louis J. Paglia
/s/ Brian S. Posner	Director	February 23, 2024
Brian S. Posner
/s/ Eugene S. Sunshine	Director	February 23, 2024
Eugene S. Sunshine
/s/ John D. Vollaro	Director	February 23, 2024
John D. Vollaro